SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
 of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 4, 2010

COPANO ENERGY, L.L.C.
(Exact name of registrant as specified in its charter)

Delaware	001-32329	51-0411678
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2727 Allen Parkway, Suite 1200 Houston, Texas		77019
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, including Area Code: (713) 621-9547

Not Applicable.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 4, 2010, the Compensation Committee (the “Committee”) of the Board of Directors of Copano Energy, L.L.C. (“Copano”) completed its annual process of considering and making awards under Copano’s Long-Term Incentive Plan (“LTIP”), including awards to named executive officers of Copano. The Committee approved a new form of performance-based phantom unit award agreement (the “Award Agreement”) to be used in connection with 2010 annual awards.

Under the Award Agreement, performance-based phantom units awarded cliff vest at the end of the performance period specified, provided that a performance goal approved by the Committee for the applicable vesting period is met during the term of the award. The number of performance-based phantom units to vest is dependent on the level of achievement of the performance goal, as illustrated in the table below.

Performance Results	Earned Percentage
Below Threshold Threshold Target Maximum	0% 50% 100% 200%

The earned percentage of units vesting between the threshold and target levels and between the target and maximum levels would be determined by straight-line interpolation. Units that do not vest will be forfeited. In the event of death or disability of the grantee or a change in control of Copano, the performance-based phantom unit award will vest in full at the target level.

The Award Agreement provides for tandem distribution equivalent rights, which are subject to the same vesting and forfeiture terms as the underlying awards. The distribution equivalent rights accrue without interest over the applicable vesting period and become payable upon vesting.

The foregoing description is qualified by reference to the Award Agreement, which is filed with this report as Exhibit 99.1.

Item 9.01.    Financial Statements and Exhibits.

(d)                                  Exhibits.

Exhibit No.	Description

99.1	June 2010 Form of Performance-Based Phantom Unit Award Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COPANO ENERGY, L.L.C.

Date: June 10, 2010	By:	/s/ Douglas L. Lawing
Douglas L. Lawing
Executive Vice President, General Counsel and Secretary

Exhibit Index

Exhibit No.	Description

99.1	June 2010 Form of Performance-Based Phantom Unit Award Agreement